Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Investor Relations: Lauren Camner 305-231-6535	Corporate Communications: Melissa Gracey 305-817-8117

BankUnited Declares Dividend on Class A Common Stock,

Semi-Annual Interest Payments on Preferred Securities

CORAL GABLES, Fla., Nov. 30, 2005 – BankUnited Financial Corporation (Nasdaq: BKUNA), parent company of BankUnited FSB, today announced that its Board of Directors has declared a cash dividend of one-half cent ($0.005) per share to be paid on Dec. 30, 2005, to stockholders of record as of Dec. 15, 2005.

BankUnited Financial Corp. has also declared its 17th consecutive regular semi-annual interest payment of $51.25 per share on its 10.25% Trust Preferred Securities, payable on Dec. 30, 2005, to security holders of record on Dec. 15, 2005.

At this time, the dividend is not expected to cause an adjustment to the conversion rate of BankUnited’s 3.125% Convertible Senior Notes. On a cumulative basis, dividends may cause adjustments to the conversion rate in the future.

About BankUnited

BankUnited Financial Corp. (Nasdaq: BKUNA) is the holding company for BankUnited FSB, the largest banking institution headquartered in Florida. BankUnited had assets of $10.7 billion at Sept. 30, 2005. Serving customers in Miami-Dade, Broward, Palm Beach, Martin, St. Lucie, Collier, Lee and Charlotte counties through 63 branches, BankUnited offers a full spectrum of consumer and commercial banking products and services, including online products that can be accessed through www.bankunited.com. For additional information, call (877) 779-2265.

Forward-Looking Statements

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the company’s earnings and performance in future periods. Words and phrases such as: “will likely result,” “expect,” “will continue,” “anticipate,” “estimate,” “project,” “believe,” “intend,” “should,” “may,” “can,” “could,” “plan,” “target” and similar expressions are intended to identify “forward-looking statements.” Actual results or performance could differ from those implied or contemplated by such statements. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general business and economic conditions; fiscal and monetary policies; significant weather events such as hurricanes; war and terrorism; changes in interest rates; deposit flows; loan demand and real estate values; competition with other providers of financial products and services; the issuance or redemption of additional company equity or debt; volatility in the market price of our common stock; changes in accounting principles, policies or guidelines; changes in laws or regulation; reliance on other companies for products and services; and other economic, competitive, servicing capacity, governmental, regulatory and technological factors affecting the company’s operations, pricing, products and delivery of services.

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